Exhibit 4.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

AMERICAN REALTY CAPITAL GLOBAL II OPERATING PARTNERSHIP, L.P.

THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REALTY CAPITAL GLOBAL II OPERATING PARTNERSHIP, L.P. (this “Agreement”) dated as of March 22, 2016, is entered into among AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC., a Maryland corporation, as general partner (the “General Partner”), American Realty Capital Global II Advisors, LLC, a Delaware limited liability company, as initial limited partner (the “Initial Limited Partner”), AMERICAN REALTY CAPITAL GLOBAL II SPECIAL LIMITED PARTNERSHIP, LLC, a Delaware limited liability company, as Special Limited Partner (the “Special Limited Partner”), and the Limited Partners party hereto from time to time.

RECITALS

WHEREAS, the General Partner, the Initial Limited Partner and the Special Limited entered into that certain Amended and Restated Agreement of Limited Partnership, dated as of August 10, 2015 (the “Advisory Agreement”).

WHEREAS, the General Partner desires to amend the Partnership Agreement to amend Section 16.1(a) of the Partnership Agreement relating to the issuance of the Class B Units; and

WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner has the power to amend Section 16.1(a) of the Partnership Agreement without the consent of the Limited Partner or the Special Limited Partner.

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Effective as of January 1, 2016, Section 16.1(a) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 16.1(a) is substituted in its place:

16.1       Designation and Number

(a)          A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by the Advisor under the Advisory Agreement, the General Partner shall, within thirty (30) days after the end of each period, cause the Partnership to issue the following number of Class B Units to the Advisor or any of its assignees in respect of the following periods:

(i)	For each Quarter prior to the January 1, 2016, a number of Class B Units equal to (i) the excess of (A) the product of (y) the Cost of Assets multiplied by (z) 0.1875% over (B) any amounts payable as an Oversight Fee (as defined in the Management Agreement) for such Quarter divided by (ii) the Value of one share of Common Stock as of the last day of such Quarter; provided, that if the amounts payable as an Oversight Fee for such Quarter exceed the amount determined under clause (A) for such Quarter (an “Excess Oversight Fee”), no Class B Units shall be issued for such Quarter and the Excess Oversight Fee shall be carried forward to the next succeeding Quarter and included with and treated as amounts payable as an Oversight Fee for such Quarter for purposes of determining the amount of Class B Units issuable for such Quarter; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the Cost of Assets for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.

(ii)	For each month following January 1, 2016, a number of Class B Units equal to the total number of Class B Units to be issued pursuant to the Advisory Agreement in respect of such month; provided, that if the amounts payable as an Oversight Fee for such month exceed the amount determined under clause (A) for such month (a “Monthly Excess Oversight Fee”), no Class B Units shall be issued for such month and the Monthly Excess Oversight Fee shall be carried forward to the next succeeding month and included with and treated as amounts payable as a Oversight Fee for such month for purposes of determining the amount of Class B Units issuable for such month; provided further, that the sum of (I) the amounts determined under clause (i) for a calendar year plus (II) the amounts payable as an Oversight Fee for such calendar year, shall not be less than 0.75% of the Cost of Assets for such calendar year; provided further, that each quarterly issuance of Class B Units shall be subject to the approval of the General Partner’s board of directors.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

By:	/s/ Scott J. Bowman

Name: Scott J. Bowman
Title: Chief Executive Officer and President

[Signature Page to First Amendment to Agreement of Limited Partnership]